Exhibit 99.1

FOR IMMEDIATE RELEASE

Media and Investor contact:
Christopher Bona
Head of Communications
312.292.5052
investorinfo@ryerson.com

Ryerson Announces Redemption of 11¼ % Senior Notes Due 2018
CHICAGO – September 15, 2016 – Ryerson Holding Corporation (NYSE: RYI) announced today that its wholly-owned subsidiary, Joseph T. Ryerson & Son, Inc., has issued a notice to redeem 100% of the outstanding aggregate principal amount of its 11¼ % Senior Notes due 2018 (the “Notes”) on October 15, 2016.
Pursuant to the terms of the Notes, all of the outstanding principal amount of the Notes will be redeemed at a redemption price equal to 102.813% of the principal amount thereof, plus accrued and unpaid interest (if any), to, but not including, October 15, 2016.
Additional information regarding the redemption is available from Wells Fargo Bank, National Association.

About Ryerson
Ryerson is a processor and distributor of metals with operations in the United States, Canada, Mexico and China. The company serves a variety of industries, including customers making products or equipment for the commercial ground transportation, metal fabrication and machine shops, industrial machinery and equipment, consumer durables, HVAC, construction, food processing and agriculture, as well as oil and gas. Founded in 1842, Ryerson is headquartered in the United States and has approximately 3,400 employees in approximately 100 locations.

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Forward-Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations regarding certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.
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